EXHIBIT 99.1


            NIKE BRAND ALIGNS LEADERSHIP TO DRIVE GEOGRAPHIC
                   AND CONSUMER SEGMENTATION GROWTH

                      Changes include promotions of
          Gary DeStefano to President, Global Operations, and
        Trevor Edwards to VP, Global Brand and Category Management

BEAVERTON, Ore. (August 7, 2006) - Nike Brand President Charlie Denson today announced management and organizational changes designed to strengthen alignment of the Nike brand with geographic growth opportunities and core global product categories and consumer segments. The moves evolve Nike from a product-driven business model supported by brand initiatives, to a consumer-focused organization driving profitable growth through global category management of core business segments.

"We're aligning with our biggest growth opportunities, both geographically in markets such as China, and in core product categories and consumer segments such as basketball and football (soccer)," said Nike Brand President Charlie Denson. "This new approach is designed to better serve athletes, build deeper consumer connections, expand market share, drive profitable growth and aggressively extend our competitive leadership worldwide."

As part of the changes, Denson announced the promotions of Gary DeStefano, previously head of U.S. Operations, to President, Global Operations, with profit and loss responsibility for the Nike brand's four geographic operating regions-the United States, Americas, Asia Pacific, and Europe, Middle East and Africa; and Trevor Edwards, previously Vice President, Global Brand Management, to Vice President, Global Brand and Category Management, adding responsibility for consumer and category management, while continuing to lead brand management. Both will continue to report to Denson.

In addition, Denson announced the creation of senior leadership positions for five core product category segments-running, football (soccer), basketball, men's training and women's fitness-each of which will be headed by a Vice President reporting to Edwards. The company expects to fill those positions shortly.

Nike's sport culture business will continue to be led by Vice President Sandy Bodecker, working collaboratively across all brand product categories. Bodecker also will continue to oversee growth of Nike's action sports business. He will continue to report to Denson.

DeStefano, Edwards and Bodecker will continue to work closely with the heads of Nike's product engines - Eric Sprunk, footwear; Roger Wyett, apparel; and Peter Ruppe, equipment-all of whom will continue to report to Denson.

These changes better enable Nike to more consistently deliver in each category segment innovative product and premium consumer experiences such as Nike+iPod, which recently launched at retail. Another example is Nike's football business, where the company's strategy to assign a dedicated team to that global product category propelled the expansion of the business from $40 million in 1994 to $1.5 billion today. The company also has used this consumer-focused structure to successfully grow its Nike Golf, Brand Jordan, and Nike Skate businesses.

Succeeding DeStefano as head of Nike USA will be Craig Cheek. Cheek joined Nike in 1990 and has held positions of increasing responsibility in the company's U.S. sales and footwear organizations. He has a strong understanding of Nike's retail distribution and product innovation. He was most recently Vice President of US Footwear.

Joaquin Hidalgo, previously Vice President, USA Marketing and Brand Management, becomes Vice President of Global Marketing, reporting to Edwards. In his 16 years with Nike, Hidalgo has held senior leadership positions in the United States and Americas regions, and has been instrumental in building Nike's global football business. As head of USA marketing and brand management since 2002, he has helped lead the business during a period of strong growth.

CONTACTS:
Media Relations               Investor Relations
Alan Marks                    Pamela Catlett
503.671.4235                  503.671.4589

NIKE, Inc. (NYSE:NKE) based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned Nike subsidiaries include Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; NIKE Bauer Hockey Inc., a leading designer and distributor of hockey equipment; Cole Haan, which designs, markets, and distributes fine dress and casual shoes and accessories; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories and Exeter Brands Group LLC, which designs and markets athletic footwear and apparel for the value retail channel.